  EXHIBIT 99.5

ASP ISOTOPES INC.

(Incorporated in the State of Delaware,

United States of America)

(Delaware file number 6228898)

Ticker Symbol: NASDAQ: ASPI

ISIN: US00218A1051

LEI: 6488WHV94BZ496OZ3219

JSE Share Code: ISO

("ASPI" or "the Company")

SECONDARY LISTING OF ASPI ON THE MAIN BOARD OF THE JSE LIMITED ("JSE") AND ABRIDGED PRE-LISTING STATEMENT

Unless otherwise stated, capitalised terms used in this announcement (“Abridged Pre-listing Statement”) have the same meaning given in the full pre-listing statement made available on the ASP Isotopes Inc. ("ASPI" or the "Company") website at www.aspisotopes.com today, Friday, 8 August 2025 (the "Pre-listing Statement"). Further, except where the context otherwise requires, in this Abridged Pre-listing Statement, “we,” “us,” “our,” “ASP Isotopes,” and the “Company” refer to ASP Isotopes Inc. and, where appropriate, its consolidated Subsidiaries.

1.	INTRODUCTION

1.1.	This Abridged Pre-listing Statement relates to the admission to listing, by way of an introduction, of ASPI’s Common Stock on the JSE. This listing is a secondary inward listing of ASPI’s Common Stock on the Main Board of the JSE. The Listing is in anticipation of the Scheme becoming unconditional, and the utilisation of listed ASPI Common Stock to settle the Scheme Consideration.

1.2.	The Renergen Board has accepted a firm offer from ASPI, as set out in the ASPI Offer Letter, to acquire all the Scheme Shares from REN Shareholders, and has accordingly proposed a scheme of arrangement under section 114 read with section 115 of the SA Companies Act between Renergen and the Renergen Shareholders, full details of which are set out in the Circular. If the Scheme becomes unconditional and is implemented, subject to the provisions of the Circular: (i) ASPI will acquire all of the Scheme Shares from the Scheme Participants, with each Scheme Participant receiving a Scheme Consideration of 0.09196 (zero point zero nine one nine six) ASPI Common Stock (unless adjusted) for each Renergen Share held by a Scheme Participant on the Scheme Consideration Record Date, with no entitlement to cash, save for fractional entitlements which will be settled in cash; (ii) ASPI will hold all of the issued Renergen Shares; (iii) Renergen will become a wholly-owned subsidiary of ASPI; (iv) the Scheme Participants will become ASPI Shareholders; and (v) the Renergen Shares will thereafter be delisted from the JSE, the A2X and the ASX.

1.3.	Renergen Shareholders approved all resolutions relating to the approval of the Scheme (with a 99.8% majority) at the Renergen general meeting held on Thursday, 10 July 2025. The implementation of the Scheme however remains subject to the fulfilment or, alternatively, the waiver (where permitted) of the remaining Offer Conditions.

1.4.	For the avoidance of doubt, the listing is not conditional upon the Scheme being implemented and will occur regardless of whether or not the Scheme becomes unconditional. However, Prospective Investors should note that until such time as the Scheme is implemented, ASPI expects trading in its shares on the JSE to be limited.

1.5.	This Abridged Pre-listing Statement does not constitute an offer or form part of any offer or invitation to any person or the public to purchase, subscribe for, sell or issue, or a solicitation of any offer to purchase, subscribe for, sell or issue, any securities, including the ASPI Common Stock, in any jurisdiction, but has been prepared and is issued in compliance with the JSE Listings Requirements for the purpose of providing information to REN Shareholders and Prospective Investors with regard to ASPI. Further, the information in this Abridged Pre-listing Statement has been extracted, in summarised form, from the Pre-listing Statement. This Abridged Pre-listing Statement is not complete and does not contain all of the information that readers of this Abridged Pre-listing Statement should consider in relation to the Listing and/or the Scheme.

2.	STATEMENT AS TO LISTING ON THE JSE

The JSE has approved the listing of ASPI on the Main Board of the JSE under the abbreviated name “ASPI”, share code “ISO” and international securities identification number US00218A1051 with effect from the commencement of trade on Wednesday, 27 August 2025. ASPI Shareholders are advised that their ASPI Common Stock may be traded on the JSE in dematerialised form only. The Company will be listed in the Chemicals sector and the Speciality Chemicals sub-sector.

3.	SECURITIES TO BE LISTED

3.1

The authorised share capital of ASPI as at the Last Practicable Date is: (i) 500,000,000 (five hundred million) common stock with a par value of $0.01 per share, with 91,413,109 (ninety one million four hundred and thirteen thousand one hundred and nine) common stock in issue, and (ii) 10,000,000 (ten million) preferred stock with a par value of $0.01 per share, with no preferred stock in issue. In addition thereto, as at the Last Practicable Date, the aggregate amount of outstanding Warrants is 211,827 (two hundred and eleven thousand eight hundred and twenty seven) and the aggregate amount of outstanding Options is 2,431,000 (two million four hundred and thirty one thousand). As at the date of listing, no ASPI Common Stock will be held as treasury shares. The share premium account reflects a value of $107,404,706 and, as at the Last Practicable Date, the market value of ASPI Common Stock was c. R15 billion ($831 million). All of the ASPI Common Stock (including the Scheme Consideration Shares, if issued) rank pari passu in all respects, there being no conversion or exchange rights attaching thereto, and have equal voting rights and rights to participate in capital, dividend and profit distributions by ASPI.

3.2

If the Scheme becomes unconditional and is implemented, the authorised share capital of ASPI will be (i) 500,000,000 (five hundred million) common stock with a par value of $0.01 per share, with 105,683,109 (one hundred and five million six hundred and eighty three thousand one hundred and nine) ASPI Common Stock in issue, and (ii) 10,000,000 (ten million) preferred stock with a par value of $0.01 per share, with no ASPI Preferred Stock in issue. Further, the aggregate amount of outstanding Warrants will be 211,827 (two hundred and eleven thousand eight hundred and twenty seven) and outstanding Options will be 2,431,000 (two million four hundred and thirty one thousand).

4.	SALIENT DATES AND TIMES

4.1.	The salient dates and times relating to the Listing are as follows:

Abridged Pre-listing Statement published on SENS	Friday, 8 August
Pre-listing Statement made available on the Company’s website (www.aspisotopes.com) on	Friday, 8 August
Listing and commencement in trading in ASPI Common Stock on the JSE expected at commencement of trade (09h00 SAST) on or about (see note 1 below)	Wednesday, 27 August

Notes:

(1)	All dates and times in respect of the Listing are (unless otherwise stated) local times in South Africa and are subject to change by ASPI (subject to the approval of the JSE, to the extent required).
(2)	Any material change to the dates and times or other material amendments to the Pre-listing Statement will be released on SENS.

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5.	BRIEF OVERVIEW OF THE GROUP

5.1	The Company was incorporated in the state of Delaware on September 13, 2021, and has its principal operations in Washington, DC. The Company has a primary listing on the Nasdaq under the trading symbol “ASPI”.

5.2	We are an advanced materials company dedicated to the development of technology and processes that, if successful, will allow for the enrichment of natural isotopes into higher concentration products, which could be used in several industries. Our proprietary technologies, the Aerodynamic Separation Process (“ASP technology”) and Quantum Enrichment technology (“QE technology”), are designed to enable the production of isotopes used in several industries. Our initial focus is on the production and commercialization of enriched Carbon-14 (“C-14”), Molybdenum-100 (“Mo-100”) and Silicon-28 (“Si- 28”). We have completed the commissioning phase and are commencing commercial production at our C-14 and Si-28 enrichment facilities in Pretoria, South Africa. We have also completed the commissioning phase and are commencing production of commercial samples of highly enriched Yb- 176 at our Yb-176 enrichment facility in Pretoria, South Africa. Our C-14 and Si-28 enrichment facilities utilize the ASP technology and our Yb-176 enrichment facility utilizes QE technology. We expect our first three enrichment facilities to generate commercial product during 2025. In addition, we have started planning additional isotope enrichment plants both in South Africa and in other jurisdictions, including Iceland and the United States. We believe the C-14 we may produce using the ASP technology could be used in the development of new pharmaceuticals and agrochemicals. We believe the Si-28 we may produce using the ASP technology may be used to create advanced semiconductors and in quantum computing. We also believe the Yb-176 we may produce using the QE technology may be used to create radiotherapeutics that treat various forms of oncology. In addition, we are considering the future development of the ASP technology for the separation of Zinc-68, Xenon-129/136 for potential use in the healthcare end market, Germanium 70/72/74 for possible use in the semiconductor end market, and Chlorine-37 for potential use in the nuclear energy end market. We are also considering the future development of QE technology for the separation of Nickel-64, Gadolinium-160, Ytterbium-171, Lithium- 6 and Lithium-7.

5.3.	We are currently pursuing an initiative to apply our enrichment technologies to the enrichment of Uranium-235 (“U-235”) in South Africa. We believe that the U-235 we may produce using QE technology may be commercialized as a nuclear fuel component for use in the new generation of high-assay low- enriched uranium (HALEU)-fueled small modular reactors that are now under development for commercial and government uses. In furtherance of our uranium enrichment initiative, in May 2025, we entered into a loan agreement with, TerraPower, as lender, and QLE TP Funding SPE LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, as borrower, which provides conditional commitments from TerraPower to the Company, through the borrower, for a multiple advance term loan of up to $22,000,000 to partially finance a proposed new uranium enrichment facility at Pelindaba, South Africa, which is designed to produce commercial quantities of HALEU. The aggregate loan amount is inclusive of a 10% original issue discount on each disbursement and carries a fixed interest rate of 10% per annum. Per the terms of the TerraPower Loan Agreement and subject to the satisfaction of various conditions precedent to each disbursement (including receiving all required licenses and permits to perform uranium enrichment in South Africa), the Company could receive aggregate loan disbursements of $20,000,000. The TerraPower Loan Agreement matures on May 16, 2032. Interest will begin accruing upon each milestone disbursement received by the Company and will be added to the principal balance until November 2027. Principal and interest payments will be made in 60 equal installments beginning in November 2027. Concurrently with the TerraPower Loan Agreement, the Company and TerraPower have entered into two supply agreements, each dated May 16, 2025, for the HALEU expected to be produced at the Company’s initial uranium enrichment facility in Pelindaba. The initial core supply agreement is intended to support the supply of the required first fuel cores for the initial loading of TerraPower’s Natrium project in Wyoming during the 2027/28 timeframe. The initial core supply agreement is currently valued at up to approximately $375 million over an 18-month timeframe primarily dependent on the quantity of HALEU to be supplied and the firm fixed price for the HALEU set forth in the related purchase order. The initial core supply agreement includes price adjustment mechanisms and renegotiation provisions that may be applicable to the extent that there are changes in the cost or availability of feedstock or energy. The long-term supply agreement is a 10-year supply agreement of up to a total of 150 metric tons of HALEU, commencing in 2028 through end of 2037 currently valued at up to approximately $3.75 billion primarily dependent on the total quantity of HALEU to be supplied over the 10-year period and the base price of HALEU under the long-term supply agreement. The long-term supply agreement includes a price adjustment mechanism based on the gross domestic product implicit price deflator and renegotiation provisions that may be applicable to the extent that there are changes in the cost or availability of feedstock or energy. The long-term supply agreement does not include minimum required purchase quantities per year, but includes a mechanism for TerraPower to provide advance notice of annual purchase quantities for acceptance by the Company, and if TerraPower does not purchase a specified minimum annual amount of HALEU the Company has the right to sell the excess quantity of HALEU produced in such year, if any, to other purchasers.

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5.4	In November 2024, we entered into a memorandum of understanding with The South African Nuclear Energy Corporation (Necsa), a South African state-owned company responsible for undertaking and promoting research and development in the field of nuclear energy and radiation sciences, to collaborate on the research, development and ultimately the commercial production of advanced nuclear fuels. Subject to the receipt of funding and all required permits and licenses to begin enrichment of U-235 in South Africa, it is anticipated that the research, development and ultimate construction of a HALEU production facility will take place at South Africa’s main nuclear research centre at Pelindaba in Pretoria.

5.5	We operate principally through subsidiaries: ASP Guernsey (the holding company of ASP Isotopes efh, ASP South Africa, Enlightened Isotopes) and ASP Isotopes UK Limited, which will be focused on the development and commercialization of high-value, low-volume isotopes for highly specialized end markets (such as C-14, Si-28 and Yb-176). In September 2023, we formed a new subsidiary, Quantum Leap, which also has a subsidiary in the United Kingdom (Quantum Leap UK), to focus on the development and commercialization of advanced nuclear fuels such as HALEU and Lithium-6. ASP Isotopes UK Ltd is the owner of our technology. In addition, we have a 51% ownership stake in Pet Labs, a South African radiopharmaceutical operations company focused on the production of fluorinated radioisotopes and active pharmaceutical ingredients, through which we entered the downstream medical isotope production and distribution market.

6.	ASPI DIRECTORS

The full names, ages, capacities, dates of appointment and business addresses of the ASPI Directors are provided below.

Full Name & Age	Capacity	Business Address	Date of Appointment
Paul E. Mann, 49	Chief Executive Officer and Chairman	601 Pennsylvania Avenue NW, South Building, Suite 900, Washington, DC	September 2021
Dr Duncan Moore, 65	Independent non- executive director	601 Pennsylvania Avenue NW, South Building, Suite 900, Washington, DC	October 2021
Todd Wider, 59	Independent non- executive director	601 Pennsylvania Avenue NW, South Building, Suite 900, Washington, DC	October 2021
Prof Mike Gorley, PHD, 37	Independent non- executive director	601 Pennsylvania Avenue NW, South Building, Suite 900, Washington, DC	October 2023
Rob Ryan, 56	Independent non- executive director	601 Pennsylvania Avenue NW, South Building, Suite 900, Washington, DC	January 2024
Sipho Maseko, 56	Independent non- executive director	601 Pennsylvania Avenue NW, South Building, Suite 900, Washington, DC	April 2025

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7.	PUBLIC SHAREHOLDER SPREAD

On Listing, ASPI will have a sufficient spread of public shareholders on the Nasdaq. In addition, ASPI will put all arrangements in place, to the satisfaction of the JSE’s clearing and settlement division, to ensure that sufficient scrip is available on the JSE on Listing.

8.	COPIES OF THE PRE-LISTING STATEMENT

Copies of the Pre-listing Statement are available in English only and are available for inspection during normal office hours at the registered office of ASPI at 601 Pennsylvania Avenue NW, South Building, Suite 900, Washington, DC, United States of America and at the Transfer Secretaries’ office at Rosebank Towers, 15 Biermann Avenue, Rosebank, Johannesburg, South Africa and at the Corporate Advisor and Sponsor’s office at Unit G02, Skyfall Building, De beers Avenue, Paardevlei, Somerset West, Western Cape, South Africa.

The Pre-listing Statement is also available on the ASPI website, www.aspisotopes.com.

Corporate adviser and Sponsor

Valeo Capital Proprietary Limited

Prescient Securities

South African Stockbroker

Legal Advisor to ASPI (South African law)

AVAdvisory and DLA Piper

Legal Advisor to ASPI (US law)

Blank Rome LLP

Independent Reporting Accountant

BDO

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Johannesburg

8 August 2025

DISCLAIMERS AND FOREIGN SHAREHOLDERS

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO ANY JURISDICTION WHERE SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD BE UNLAWFUL.

THIS ANNOUNCEMENT IS NOT AN OFFER. IT IS AN ANNOUNCEMENT OF THE FIRM INTENTION TO MAKE AN OFFER. THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN OFFER, INVITATION OR RECOMMENDATION TO ANY PERSON IN ANY JURISDICTION TO SELL OR ISSUE, OR THE SOLICITATION OF ANY VOTE OR APPROVAL OR AN OFFER TO BUY OR SUBSCRIBE FOR, ANY SECURITY, NOR SHALL THERE BE ANY SALE, ISSUANCE, TRANSFER OR DELIVERY OF THE SECURITIES REFERRED TO IN THIS ANNOUNCEMENT IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW, OR WHERE FURTHER ACTION IS REQUIRED FOR SUCH PURPOSE. IF THIS ANNOUNCEMENT IS RECEIVED IN ANY JURISDICTION IN WHICH IT IS ILLEGAL OR OTHERWISE UNLAWFUL FOR THE OFFER TO BE MADE OR ACCEPTED, THIS ANNOUNCEMENT SHOULD BE TREATED AS BEING RECEIVED FOR INFORMATION PURPOSES ONLY.

Important Notice to REN Shareholders in the United States

The Offer or business combination is made for the securities of a non-U.S. company (REN, a South African company) by means of the Scheme. The Offer is subject to disclosure and procedural requirements in South Africa and other non-U.S. jurisdictions that are different from those of the United States. The financial information relating to REN contained in the Circular has been/will be prepared in accordance with IFRS Accounting Standards that may not be comparable to the financial statements and financial information of US companies.

It may be difficult for U.S. holders of REN ordinary shares to enforce their rights and any claims they may have arising under the federal securities laws of the United States, since REN is incorporated in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that ASPI may purchase securities otherwise than under the Scheme, such as in open market or privately negotiated purchases, subject to any restrictions or requirements under South African Law.

This document is not subject to the requirements of Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended. The Scheme Consideration Shares to be issued pursuant to the Scheme to REN Shareholders in the United States have not been registered in terms of the U.S. Securities Act 1933, as amended (“Securities Act”) and will be issued in reliance on the exemption from the registration requirements thereof provided by Rule 802 of the Securities Act. Such Scheme Consideration Shares will be freely tradable in the United States under applicable U.S. federal securities laws except for (i) any such shares acquired by affiliates of REN or ASPI and

(ii) Scheme Consideration Shares that are issued with respect to REN Shares that are deemed “restricted securities” under Rule 144 of the Securities Act, which in each case may be resold in the US only in accordance with Rule 144 of the Securities Act or another applicable exemption from registration, or outside the US in accordance with Regulation S under that Act.

Restricted securities are securities received in non-public offerings. In general, Rule 144 defines restricted securities to mean securities acquired pursuant to one of the following transactions:

(i)

Securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering, or pursuant to certain exemptions from registration.

(ii)	Securities acquired from the issuer that are subject to the resale limitations under Regulation D (a limited offering exemption) under the Securities Act.

(iii)

Securities acquired in a transaction or chain of transactions exempt under Rule 144A under the Securities Act, where exempts specified resales of restricted securities to qualified institutional buyers.

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REN Shareholders who are citizens or residents of the United States should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer, including the status of their REN Shares as restricted securities.

Forward-Looking Statements

This announcement contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “seek,” “estimate,” “project,” “continue,” and variations of such words and similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, assumptions, and uncertainties, including, but not limited to, risks related to: (i) the implementation of the Scheme in the anticipated timeframe or at all; (ii) the satisfaction of the Offer Conditions; (iii) the failure to obtain necessary regulatory and shareholder approvals; (iv)  the ability to realize the anticipated benefits of the proposed acquisition of REN; (v) the ability to successfully integrate the businesses; (vi) disruption from the proposed acquisition of REN making it more difficult to maintain business and operational relationships; (vii) the negative effects of this announcement or the consummation of the proposed acquisition of REN on the market price of REN’s or ASPI’s securities; (viii) significant transaction costs and unknown liabilities; (ix) litigation or regulatory actions related to the proposed acquisition of REN; and (x) such other factors as are set forth in the periodic reports filed by ASPI with the SEC, including but not limited to those described under the heading “Risk Factors” in its annual reports on Form 10-K, quarterly reports on Form 10-Q and any other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

The forward-looking statements included in this announcement are made only as of the date of this announcement, and except as otherwise required by applicable securities law, neither REN nor ASPI assume any obligation nor do they intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

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